
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               SEP-30-1997
<CASH>                                       4,436,002
<SECURITIES>                               163,659,804<F1>
<RECEIVABLES>                                1,094,391
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             4,992,932<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             174,183,129
<CURRENT-LIABILITIES>                          163,274
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   172,979,521<F3>
<OTHER-SE>                                   1,040,334<F4>
<TOTAL-LIABILITY-AND-EQUITY>               174,183,129
<SALES>                                              0
<TOTAL-REVENUES>                            11,165,683<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             2,481,751<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              8,683,932
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          8,683,932
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 8,683,932
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0

<F1>Includes Participating Insured Mortgages("PIMs") of $131,062,351 and
Mortgage-Backed Securities ("MBS") of $32,597,453.
<F2>Includes prepaid acquisition fees and expenses of $10,861,154 net of accumulated amortization of $7,094,433 and prepaid participation servicing fees of $3,290,157 net of accumulated amortization of $2,063,946.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($174,756) and Limited Partners equity of $173,154,277.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,295,153 of amortization of prepaid fees and expenses.
<F7>Net income allocated $260,518 to the General Partners and $8,423,414 to the
Limited Partners. Average net income per Limited Partner interest is $.66 on 12,770,261 Limited Partner interests outstanding.

